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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.      )*
                                          ------

                              Netrix Corporation
         -------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.05 par value
              ---------------------------------------------------
                        (Title of Class of Securities)

                                   641148101
                   -----------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 641148101                   13G                PAGE 2 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      New Enterprise Associates IV, Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          782,009 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          782,009 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      782,009 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 641148101                   13G                PAGE 3 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      NEA Partners IV, Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          782,009 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          782,009 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      782,009 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 641148101                   13G                PAGE 4 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      New Enterprise Associates V, Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          782,009 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          782,009 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      782,009 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 641148101                   13G                PAGE 5 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      NEA Partners V, Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          782,009 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          782,009 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      782,009 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 641148101                   13G                PAGE 6 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Cornelius C. Bond, Jr.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          582,009 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          582,009 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      582,009 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 641148101                   13G                PAGE 7 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Nancy L. Dorman

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          782,009 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          782,009 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      782,009 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 641148101                   13G                PAGE 8 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      C. Richard Kramlich

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          782,009 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          782,009 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      782,009 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 641148101                   13G                PAGE 9 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Arthur J. Marks

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            15,000 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          782,009 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             15,000 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          782,009 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      797,009 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 641148101                   13G               PAGE 10 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Thomas C. McConnell

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          782,009 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          782,009 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      782,009 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 641148101                   13G               PAGE 11 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Charles W. Newhall III

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          782,009 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          782,009 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      782,009 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:  Netrix Corporation
            --------------

Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------
            13595 Dulles Technology Drive, Herndon, VA  22071

Item 2(a).  Name of Persons Filing: New Enterprise Associates IV, Limited
            ----------------------
            Partnership ("NEA IV") and New Enterprise Associates V, Limited Partnership ("NEA V") (the "Funds"); NEA Partners IV, Limited Partnership ("NEA Partners IV"), which is the sole general partner of NEA IV, and NEA Partners V, Limited Partnership ("NEA Partners V"), which is the sole general partner of NEA V (the "GPLPs"); and Cornelius C. Bond, Jr. ("Bond"), Nancy L. Dorman ("Dorman"), C. Richard Kramlich ("Kramlich"), Arthur J. Marks ("Marks"), Thomas C. McConnell ("McConnell") and Charles W. Newhall III ("Newhall") (the "General Partners"). The General Partners are individual general partners of NEA Partners IV. Dorman, Kramlich, Marks, McConnell and Newhall are individual general partners of NEA Partners V. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).  Address of Principal Business Office or, if None, Residence:  The
            -----------------------------------------------------------
            address of the principal business office of NEA IV, NEA Partners IV, NEA V, NEA Partners V, Dorman, Marks, and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Bond, Kramlich and McConnell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025.

Item 2(c).  Citizenship: Each of NEA IV, NEA Partners IV, NEA V and NEA Partners
            -----------
            V is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 2(d).  Title of Class of Securities:  Common Stock, $.05 par value (the
            ----------------------------
            "Common Stock").

Item 2(e).  CUSIP Number: 641148101
            ------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [  ]  Broker or Dealer registered under Section 15 of the
                        Securities Exchange Act of 1934 (the "Act").

            (b)   [  ]  Bank as defined in Section 3(a)(6) of the Act.

            (c)   [  ]  Insurance Company as defined in Section 3(a) (19) of the
                        Act.

            (d)   [  ]  Investment Company registered under Section 8 of the
                        Investment Company Act of 1940.

            (e)   [  ]  Investment Adviser registered under Section 203 of the
                        Investment Advisers Act of 1940.

                              Page 12 of 22 Pages

              (f)   [  ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

              (g)   [  ]  Parent Holding Company, in accordance with Rule 13d-
                          1(b)(ii)(G) of the Act.

              (h)   [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

              Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b).

Item 4.  Ownership.
         ---------

         (a) Amount Beneficially Owned: NEA IV is the record owner of 582,009 shares of Common Stock as of December 31, 1997 (the "NEA IV Shares"). NEA V is the record owner of 200,000 shares of Common Stock as of December 31, 1997 (the "NEA V Shares"). As the sole general partner of NEA IV, NEA Partners IV may be deemed to own beneficially the NEA IV Shares. As the sole general partner of NEA V, NEA Partners V may be deemed to own beneficially the NEA V Shares. By virtue of their relationship as affiliated limited partnerships, certain of whose general partners share some of the same individual general partners, each of the Funds and the GPLPs may be deemed to own beneficially all of the NEA IV Shares and the NEA V Shares for a total of 782,009 shares (the "Record Shares"). Bond, as an individual general partner of NEA Partners IV, may be deemed to own beneficially the NEA IV shares. Dorman, Kramlich, Marks, McConnell and Newhall, as individual general partners of the GPLPs, may be deemed to own beneficially the Record Shares. Marks holds options to purchase an aggregate of 15,000 shares, which are exercisable within 60 days after December 31, 1997. As an individual general partner of the GPLPs, Marks may be deemed to own beneficially the Record Shares and the 15,000 shares, for a total of 797,009 shares.

         (b)  Percent of Class: Each Reporting Person other than Bond and Marks:
              8.2%. Marks: 8.3%. Bond: 6.1%. The foregoing percentages are calculated based on the 9,593,253 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Netrix Corporation for the quarter ended September 30, 1997, as adjusted pursuant to Rule 13d-3(d)(1).

         (c)  Number of shares as to which such person has:

              (i) sole power to vote or to direct the vote: 0 shares for each Reporting Person other than Marks. 15,000 shares for Marks.

              (ii) shared power to vote or to direct the vote: 782,009 shares for each Reporting Person other than Bond. 582,009 shares for Bond.

              (iii) sole power to vote or to direct the vote: 0 shares for each
                    Reporting Person other than Marks. 15,000 shares for Marks.

                              Page 13 of 22 Pages

              (iv) shared power to vote or to direct the vote: 782,009 shares for each Reporting Person other than Bond. 582,009 shares for Bond.

         Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock of Netrix Corporation except for the shares, if any, that such Reporting Person owns of record.

Item 5.  Ownership of Five Percent or Less of a Class.
         --------------------------------------------

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
         ---------------------------------------------------------------

         Not applicable.

Item 7.  Identification and Classification of the Subsidiary
         ---------------------------------------------------
         Which Acquired the Security Being Reported on by the Parent Holding
         -------------------------------------------------------------------
         Company.
         -------

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.
         ---------------------------------------------------------

         Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(H).

Item 9.  Notice of Dissolution of Group.
         ------------------------------

         Not applicable.

Item 10. Certification.
         -------------

         Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 14 of 22 Pages

                                   SIGNATURE

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:   February 10, 1998

NEW ENTERPRISE ASSOCIATES IV, LIMITED PARTNERSHIP

By:     NEA Partners IV, Limited Partnership

By:               *
   -------------------------------------
      Charles W. Newhall III
      General Partner

NEA PARTNERS IV, LIMITED PARTNERSHIP

By:               *
   -------------------------------------
      Charles W. Newhall III
      General Partner

NEW ENTERPRISE ASSOCIATES V, LIMITED PARTNERSHIP

By:     NEA Partners V, Limited Partnership

         By:                *
             ------------------------------
             Charles W. Newhall III
             General Partner

NEA PARTNERS V, LIMITED PARTNERSHIP

By:               *
   -------------------------------------
      Charles W. Newhall III
      General Partner


                           *
----------------------------------------
Cornelius C. Bond, Jr.

                           *
----------------------------------------
C. Richard Kramlich

                           *
----------------------------------------
Arthur J. Marks

                           *
----------------------------------------
Thomas C. McConnell

                           *
----------------------------------------
Charles W. Newhall III


                              Page 15 of 22 Pages

                                     *   /s/ Nancy L. Dorman
                                      -----------------------------------------
                                      Nancy L. Dorman
                                      on her own behalf and as Attorney-in-Fact


--------------------------------------------------------------------------------

*This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of
 Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.


                              Page 16 of 22 Pages

                                                                       EXHIBIT 1
                                                                       ---------
                                    AGREEMENT

        Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Netrix Corporation.

        EXECUTED this 10th day of February, 1998.


NEW ENTERPRISE ASSOCIATES IV,
LIMITED PARTNERSHIP

By:     NEA Partners IV, Limited Partnership

         By:               *
            --------------------------------
            Charles W. Newhall III
            General Partner

NEA PARTNERS IV, LIMITED PARTNERSHIP

By:                *
   ---------------------------------
   Charles W. Newhall III
   General Partner

NEW ENTERPRISE ASSOCIATES V, LIMITED PARTNERSHIP

By:     NEA Partners V, Limited Partnership

         By:               *
            --------------------------------
             Charles W. Newhall III
             General Partner

NEA PARTNERS V, LIMITED PARTNERSHIP

By:                *
   ---------------------------------
   Charles W. Newhall III
   General Partner

                   *
------------------------------------
Cornelius C. Bond, Jr.


                   *
------------------------------------
C. Richard Kramlich


                   *
------------------------------------
Arthur J. Marks


                   *
------------------------------------
Thomas C. McConnell


                   *
------------------------------------
Charles W. Newhall III



                              Page 17 of 22 Pages

                                    *  /s/ Nancy L. Dorman
                                     ------------------------------------------
                                     Nancy L. Dorman
                                     on her own behalf and as Attorney-in-Fact


--------------------------------------------------------------------------------

*This Agreement was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.


                              Page 18 of 22 Pages

                                                   Exhibit 2
                                                   ---------

                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.


                                /s/ Raymond L. Bank
                                --------------------------------------
                                Raymond L. Bank


                                /s/ Thomas R. Baruch
                                --------------------------------------
                                Thomas R. Baruch


                                /s/ Cornelius C. Bond, Jr.
                                --------------------------------------
                                Cornelius C. Bond, Jr.


                                /s/ Frank A. Bonsal, Jr.
                                --------------------------------------
                                Frank A. Bonsal, Jr.


                                /s/ James A. Cole
                                --------------------------------------
                                James A. Cole

                                /s/ Nancy L. Dorman
                                --------------------------------------
                                Nancy L. Dorman


                                /s/ Neal M. Douglas
                                --------------------------------------
                                Neal M. Douglas

                              Page 19 of 22 Pages

                                /s/ John W. Glynn, Jr.
                                --------------------------------------
                                John W. Glynn, Jr.


                                /s/ Curran W. Harvey
                                --------------------------------------
                                Curran W. Harvey


                                /s/ Ronald Kase
                                --------------------------------------
                                Ronald Kase


                                /s/ C. Richard Kramlich
                                --------------------------------------
                                C. Richard Kramlich


                                /s/ Robert F. Kuhling
                                --------------------------------------
                                Robert F. Kuhling


                                /s/ Arthur J. Marks
                                --------------------------------------
                                Arthur J. Marks


                                /s/ Thomas C. McConnell
                                --------------------------------------
                                Thomas C. McConnell


                                /s/ Donald L. Murfin
                                --------------------------------------
                                Donald L. Murfin


                                /s/ H. Leland Murphy
                                --------------------------------------
                                H. Leland Murphy


                                /s/ John M. Nehra
                                --------------------------------------
                                John M. Nehra


                                /s/ Charles W. Newhall III
                                --------------------------------------
                                Charles W. Newhall III


                                /s/ Terry L. Opdendyk
                                --------------------------------------
                                Terry L. Opdendyk

                              Page 20 of 22 Pages

                                /s/ Barbara J. Perrier
                                --------------------------------------
                                Barbara J. Perrier


                                /s/ C. Vincent Prothro
                                --------------------------------------
                                C. Vincent Prothro


                                /s/ C. Woodrow Rea, Jr.
                                --------------------------------------
                                C. Woodrow Rea, Jr.


                                /s/ Howard D. Wolfe, Jr.
                                --------------------------------------
                                Howard D. Wolfe, Jr.


                                /s/ Nora M. Zietz
                                --------------------------------------
                                Nora M. Zietz

                              Page 21 of 22 Pages

                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 1994.

                                /s/ Peter J. Barris
                                --------------------------------------
                                Peter J. Barris


                                /s/ Debra E. King
                                --------------------------------------
                                Debra E. King


                                /s/ Peter T. Morris
                                --------------------------------------
                                Peter. T. Morris


                                /s/ Hugh Y. Rienhoff, Jr.
                                --------------------------------------
                                Hugh Y. Rienhoff, Jr.


                                /s/ Alexander Slusky
                                --------------------------------------
                                Alexander Slusky


                                /s/ Louis B. Van Dyck
                                --------------------------------------
                                Louis B. Van Dyck


                              Page 22 of 22 Pages